Exhibit 99(a)

FOR RELEASE: April 29, 2004	CONTACT: Luce Rubio (248) 813-2816 luce.rubio@delphi.com

DELPHI AND UAW FINALIZE NEW HIRE WAGE AND BENEFIT SUPPLEMENT

TROY, Mich. — Delphi Corporation (NYSE: DPH) and the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America, UAW, finalized a seven-year Supplement to the 2003 UAW-Delphi National Agreement, setting new wage and benefit levels for future hires.

     “The new wage and benefit levels are an important step in improving Delphi’s ability to secure current U.S. manufacturing work and more aggressively pursue new work for UAW-Delphi facilities in the United States,” said J.T. Battenberg III, Delphi’s Chairman, CEO and President. “The Supplement’s tiered wages and benefits bring to UAW Delphi sites the approach used elsewhere in Delphi, as well as other auto supply and manufacturing companies.”

     The Supplement provides a $14.00 starting rate for all new hires in three wage groupings. The groupings are determined based upon the work performed, with final grow-in to end rates of $14.50, $16.50, and $18.50, respectively. With regard to benefits, a cash balance pension plan and credit balance retiree medical plan provide solid protection for employees in retirement while alleviating financial pressure on the company’s balance sheet. The healthcare plan for new employees provides important benefits with cost-sharing more in line with industry competition.

     “Both the UAW and the Delphi bargaining teams did a great job throughout these negotiations, facing challenging issues in a tough economic environment,” Battenberg said.

     “Along with our other cost-reduction activities, we are confident that we are on track to improve Delphi’s competitiveness and work opportunities for UAW-Delphi facilities in the United States,” Battenberg said.

For more information about Delphi, visit Delphi’s Media Room at www.delphi.com/media.